Exhibit 99.d(ii)

RS INVESTMENT TRUST
INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (“Agreement”) made as of the ___ day of _________, 2006, by and between RS INVESTMENT TRUST, a business trust organized and existing under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of its series of shares of beneficial interest named on Schedule 1 to this Agreement, as it may be amended by the parties from time to time (each, a “Fund”), and RS INVESTMENT MANAGEMENT CO. LLC (the “Adviser”)

W I T N E S S E T H :

WHEREAS, the Trust is an open-end, management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Trust and each Fund pursuant to the terms and provisions of this Agreement, and the Adviser is willing to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto mutually agree as follows:

                1. Employment of Adviser. (a) The Trust hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and investment management services with respect to the assets of each Fund, consistent with the investment objective and policies of such Fund and subject to the supervision and direction of the Trust’s Board of Trustees. The Adviser shall, except as otherwise provided for herein, as part of its duties hereunder, (i) furnish the Trust with investment advice, research, and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Trust and each Fund with reports, statements, and other data on securities, economic conditions, and other pertinent subjects in respect of the investment management of each Fund which the Trust’s Board of Trustees may request, and (iii) in general superintend and manage the investments of each Fund, subject to the ultimate supervision and direction of the Trust’s Board of Trustees. In addition, the Adviser shall, except as otherwise provided for herein, render or make available all administrative services needed for the management and operation of the Fund, and shall furnish such office space and personnel as are needed by the Fund.

(b) The Adviser shall determine the securities to be purchased or sold by each Fund and will place orders pursuant to its determinations with or through such persons, brokers, or dealers in conformity with the policy with respect to brokerage as set forth in the Trust’s Registration Statement and each Fund’s Prospectus and Statement of Additional Information or as the Trustees may direct from time to time.

                 2. Sub-advisers and Consultants. The Adviser may from time to time, in its discretion and with the approval of the Board of Trustees, delegate certain of its responsibilities under this Agreement in respect of any Fund to one or more qualified companies (each, a “sub-adviser”), each of which is registered under the Investment Advisers Act of 1940, as amended, provided that the separate costs of employing such sub-advisers and of the sub-advisers themselves are borne by the Adviser or the sub-

adviser and not by the Fund in question.  Unless the Board of Trustees specifies otherwise in connection with its approval of any such delegation or unless any agreement pursuant to which such delegation is effected specifies otherwise, (i) the obligation of the Adviser in respect of the activities of any such sub-adviser shall be to provide to the Board of Trustees its recommendation as to the initial selection of the sub-adviser and as to the periodic renewal of the sub-advisory agreement with the sub-adviser, and to oversee generally the performance by such sub-adviser of its obligations to the Fund in question over time (which oversight may include periodic review of policies and procedures of the sub-adviser but will not include approval of or responsibility for specific investment decisions by the sub-adviser) and to report to the Board of Trustees periodically as to its evaluation of the performance of such sub-adviser and as to the nature and scope of such general oversight, in accordance with the standard of care set out in Section 11 below, and (ii) assuming compliance by the Adviser with its obligations under clause (i), the Adviser shall not be responsible or have any liability for any investment decision or any other act or omission on the part of any sub-adviser, including without limitation any error or mistake of judgment on the part of the sub-adviser or failure by the sub-adviser to comply with any policies, procedures, guidelines, or objectives of any Fund, the Adviser, or the sub-adviser.

                3. Adviser is Independent Contractor. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust or any Fund in any way, or in any way be deemed an agent for the Trust or any Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Trust and each Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                4. Responsibilities and Personnel of Adviser. The Adviser agrees to use its best efforts in the furnishing of investment advice, research, and recommendations to each Fund, in the preparation of reports and information, and in the management of each Fund’s assets, all pursuant to this Agreement, and for this purpose the Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Adviser may desire and request.

                5. Furnishing of Statements and Reports. The Trust shall from time to time furnish to the Adviser detailed statements of the portfolio investments and assets of each Fund and information as to each Fund’s investment objectives and needs, and shall make available to the Adviser such financial reports, business descriptions and plans, proxy statements, legal information, and other information relating to its investments as may be in the possession of the Trust or available to it and such other information as the Adviser may reasonably request.

                6. Expenses of Each Party. (a) The Adviser shall bear all expenses in connection with the performance of its services under this Agreement. The Adviser shall also pay (i) all compensation, if any, to the executive officers of the Trust and their related expenses and (ii) all compensation, if any, and out-of-pocket expenses of the Trust’s Trustees, who are “interested persons” of the Trust (as defined in the Act).

(b) The Trust shall bear all expenses of each Fund’s organization, operations, and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Trust on behalf of each Fund and out of such Fund’s assets shall pay:

(A) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing, and accounting for the cash, securities, and other property of the Fund, including all charges of depositories, custodians, and other agents, if any;

(B) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund;

(C) Books and Records. All costs and expenses associated with the maintenance of the Fund’s books of account and records as required by the Act;

(D) Shareholder Meetings. All fees and expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor, provided that the Adviser shall be responsible for and assume all expenses and fees with respect to meetings of the Fund’s shareholders held solely for the benefit of the Adviser;

(E) Prospectuses and Statements of Additional Information. All expenses of preparing and printing of annual or more frequent revisions of the Prospectus and Statement of Additional Information relating to the offering of the Fund’s shares and of mailing them to shareholders;

(F) Pricing. All expenses of computing the Fund’s net asset values per share, including the cost of any equipment or services used for obtaining price quotations;

(G) Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent, or any other agent selected by the Trust;

(H) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Trust’s legal counsel and independent auditors for the benefit of the Trust;

(I) Trustees’ Fees and Expenses. All compensation of Trustees, other than those who are interested persons of or affiliated with the Adviser, and all expenses incurred in connection with their service and meetings;

(J) Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Trust under the Act and the registration of Fund shares under the Securities Act of 1933, as amended (the “1933 Act”), including all fees and expenses incurred in connection with the preparation, printing, and filing of any registration statement, Prospectus, and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements thereto that may be made from time to time;

(K) State Registration Fees. All fees and expenses (including the compensation of personnel who may be employed by the Adviser or an affiliate) of qualifying and maintaining qualification of the Trust and of the Fund shares for sale under securities laws of various states or jurisdictions, and of registration and qualification of the Trust under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesman of the Trust in any state);

(L) Issue and Redemption of Trust Shares. All expenses incurred in connection with the issue, redemption, and transfer of Fund shares, including the expense of confirming all Fund share transactions, and of preparing and transmitting the Fund’s share certificates;

(M) Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Trustees;

(N) Brokerage Commissions. All brokerage commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities;

(O) Taxes. All taxes or governmental fees payable by or in respect of the Trust or the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

(P) Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization;

(Q) Interest. All interest which may accrue and be payable as a result of the Fund’s activities;

(R) Stationery and Postage. The cost of all stationery and postage required by the Fund, unless otherwise payable by another party with respect to an activity or expense referred to above; and

(S) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust on behalf of the Fund is a party and the expenses the Trust on behalf of the Fund may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, and agents.

                7. Reimbursement for Advanced Costs and Expenses. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Trust or a Fund, as set forth herein, the Trust on behalf of such Fund and out of such Fund’s assets shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which a Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from such Fund only to the extent of its actual costs for such services.

                8. Fees. (a) The Trust on behalf of each Fund and out of each Fund’s assets agrees to pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund hereunder, and as full reimbursement for all expenses assumed by the Adviser, a management fee computed at the rate per annum set out on Schedule 1 hereto of the average daily net assets of such Fund.

(b) The management fee shall be accrued daily during each month by the Trust on behalf of each Fund and paid to the Adviser on the first business day of the succeeding month. The initial monthly fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. The fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the calendar days in the month. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be payable within ten (10) days after the date of termination.

(c) The Adviser may reduce or waive any portion of the compensation due to it hereunder, or for reimbursement of expenses by the Trust pursuant to Paragraph 7 of this Agreement, and any such reduction or waiver shall be applicable only with respect to the specific items waived and shall not constitute a waiver of any future compensation or reimbursement due to the Adviser hereunder.

(d) The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund in question. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

                9. Short Positions in Funds’ Shares. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of any Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and Trustees or employees of the Adviser or any trust, pension, profit-sharing, or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Act.

                10. Relationship to Provisions of Agreement and Declaration of Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and any Fund.

                11. Duties and Standards of Care. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or any Fund or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security by the Fund.

(b) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust or director or officer of the Adviser from liability in violation of Sections 17(h) and (i) of the Act.

                12. Term and Renewal. This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated in accordance with Paragraph 13 hereof, and shall continue in effect from year to year thereafter in respect of each Fund so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Fund, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval.

                13. Termination. This Agreement may be terminated in respect of a Fund at any time, without payment of any penalty, by the Board of Trustees of the Trust or by a vote of a majority of the Fund’s outstanding voting securities, upon sixty (60) days written notice to the Adviser, and by the Adviser upon sixty (60) days written notice to the Trust. This Agreement shall also terminate in the event of any assignment thereof, as defined in the Act.

                14. Certain Definitions. The terms “majority of the outstanding voting securities” of the Trust or the Fund and “interested persons” shall have the meanings as set forth in the Act. The term “net assets” shall have the meaning and shall be calculated as set forth in the Trust’s Registration Statement from time to time.

                15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

                16. Headings. The headings used herein are for convenience and ease of reference only. No legal effect is intended, nor is to be derived from such headings.

                17. Notice. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this

Agreement is executed on behalf of the Trustees of the Trust as Trustees, and not individually, and that the obligations arising out of this Agreement are not binding upon the Trustees or holders of the Trust’s shares individually but are binding only upon the assets and property of the Fund in question. The Adviser acknowledges that it has received notice of and accepts the limitations of liability as set forth in the Agreement and Declaration of Trust of the Trust. The Adviser agrees that the Trust’s obligations hereunder shall be limited to the Fund in question and to its assets, and that the Adviser or any affiliated or related party shall not seek satisfaction of any such obligation from any shareholder of any Fund nor from any Trustee, officer, employee, or agent of the Trust.

                18. Name. The Adviser owns or has the right to use the words “RS” and “RSIM” which may be used by the Trust only with the consent of the Adviser. The Adviser consents to the use by the Trust of such words in such forms as the Adviser shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Trust shall fully perform, fulfill, and comply with all provisions of this Agreement expressed herein to be performed, fulfilled, or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Adviser to the Trust to use said name as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to authorize others to use the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to use, or authorize others to use, said words and the Trust agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section (including, without limitation, consenting to such use of said words). Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the words “RS,” or “RSIM” and will not thereafter transact any business in a name containing the words “RS” and “RSIM” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the words “RS” or “RSIM” or any other reference to the Adviser. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors, and all other persons claiming under or through it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

RS INVESTMENT TRUST

President

RS INVESTMENT MANAGEMENT CO LLC

SCHEDULE 1

RS Diversified Growth Fund	1.00%
RS Emerging Growth Fund	0.95%
RS Global Natural Resources Fund	1.00%
RS Internet Age Fund®	1.00%
RS MidCap Opportunities Fund	0.85%
RS Smaller Company Growth Fund	1.00%
The Information Age Fund®	1.00%
RS Value Fund	0.85%
RS Partners Fund	1.00%
RS Growth Fund	0.80%
RS Investors Fund	1.00%
RS Core Equity Fund	0.50%
RS Large Cap Value Fund	0.83%
RS Small Cap Core Equity Fund	0.75%
RS Asset Allocation Fund	0.65%*
RS S&P 500 Index Fund	0.25%
RS International Growth Fund	0.80%
RS Emerging Markets Fund	1.00%
RS Investment Quality Bond Fund	0.50%
RS Low Duration Bond Fund	0.45%
RS High Yield Bond Fund	0.60%
RS Tax-Exempt Fund	0.50%
RS Cash Management Fund	0.50% on assets up to $500,000,000; 0.45% on assets in excess of $500,000,000

*                    Assessed only with respect to the portion of the Fund invested directly in securities.